UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25


                          NOTIFICATION OF LATE FILING

                                                Commission file Number 000-24877
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( )Form 10-K   ( ) Form 20-F   ( ) Form 11-K    (X) Form 10-Q     ( )Form N-SAR

For Period Ended: March 31, 2001
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( )        Transition Report on Form 10-K
( )        Transition Report on Form 20-F
( )        Transition Report on Form 11-K
( )        Transition Report on Form 10-Q
( )        Transition Report on Form N-SAR

           For the Transition Period Ended:
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Nothing  in this  form  shall be  construed  to imply  that the  Commission  has verified any information contained herein.
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If the notification  relates to a portion of the filing checked above,  Identify the Items) to which the notification relates.
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                         PART I -REGISTRANT INFORMATION

                Environmental Products & Technologies Corporation
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Full Name of Registrant

                                       NA
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Former Name if Applicable

                        5380 North Sterling Center Drive
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Address of Principal Executive Office (Street and Number)

                           Westlake Village, CA 91361
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City, State and Zip Code

                         PART II-RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

           (X) (a) The reasons described in reasonable detail in Part III of this form could-not be eliminated without unreasonable effort or expense;

           (X) (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

           ( ) (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                               PART III--NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-f, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)

         Registrant's independent auditors have not yet completed their audit of the finanacial statements of the Registrant for the quarter ended March 31, 2001 and are, therefore, unable to furnish their opinion on such finanacial statements.

                           PART IV.-OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification



          Marvin Mears               818                     865-2205
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            (Name)                (Area Code)           (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                 (X)Yes    ( )No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                 ( )Yes    (X)No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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               Environmental Products & Technologies Corporation.
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                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: May 14, 2001                 By:/s/Marvin Mears
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                                         Marvin Mears,
                                         Chief Executive Officer and President


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                   ATTENTION
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Intentional  misstatements  or omissions  of fact  constitute  Federal  Criminal
                        Violations (See 18 U.S.C.10001)
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